Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of South Carolina Electric & Gas Company and affiliates, appearing in the Annual Report on Form 10-K of South Carolina Electric & Gas Company for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touch LLP
Charlotte, North Carolina
August 27, 2015